EXHIBIT 10.1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Harvard Apparatus Regenerative Technology, Inc., a Delaware corporation, entered into an Employment Agreement (“Agreement”) with Saverio LaFrancesca, M.D. on April 8, 2014; and

WHEREAS, the parties desire to amend such Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following, effective immediately:

1.                  Amendment - Section 8(d)(i). Section 8(d)(i) of the Agreement is hereby amended and restated as follows:

“(i) the Company shall pay Employee an amount equal to the sum of (A) Employee’s Average Base Salary and (B) Employee’s Average Incentive Compensation (the “Severance Amount”). The Severance Amount shall be paid in cash in a single lump sum payment. For purposes of this Agreement, “Average Base Salary” shall mean the greater of (X) the average of the annual Base Salary received by Employee during the three (3) immediately preceding complete fiscal years or such fewer number of complete fiscal years as Employee may have been employed by the Company or (Y) the amount of Base Salary for the immediately prior fiscal year. For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Subparagraph 3(a) received by Employee for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Employee may have been employed by the Company or the amount of cash incentive compensation for the prior fiscal year, whichever is higher. In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Employee breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease and the entire Severance Amount shall be forfeited and become repayable to the Company to the extent paid. Furthermore, in the event Employee terminates his employment for Good Reason as provided in Subparagraph 7(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 7(f) within thirty (30) days after he has complied with the Good Reason Process; and”

2.                  Amendment - Section 9(a)(i). Section 9(a)(i) of the Agreement is hereby amended and restated as follows:

“(i) In lieu of any amounts otherwise payable pursuant to Subparagraph 8(d)(i), the Company shall pay Employee a single lump sum in cash equal to the sum of (A) Employee’s current or most recent annual Base Salary plus (B) Employee’s most recent annual cash incentive compensation under Subparagraph 3(a) for the most recent fiscal year, excluding any sign-on bonus, retention bonus or any other special bonus;”

3.                   Counterparts. This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of this 24th day of March, 2016.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

By:	/s/ James McGorry
Name: James McGorry
Title: Chief Executive Officer

EXECUTIVE

/s/ Saverio LaFrancesca
Saverio LaFrancesca, M.D., individually